EXHIBIT 23.5

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-102944 of OpenTV Corp. on Form S-4 of our report related to ACTV, Inc. and subsidiaries dated March 25, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the adoption of Statement of Financial Accounting Standard (“SFAS”) No. 142 “Goodwill and Intangible Assets” effective on January 1, 2002 and the adoption of SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and No. 138, effective on January 1, 2001) appearing in the Joint Proxy Statement/Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Joint Proxy Statement/Prospectus.

DELOITTE & TOUCHE LLP

New York, New York

April 24, 2003